Exhibit 10.42

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

MEMORANDUM

TO: Finance (Greg Restituto/Kirill Babikov)

CC:	Cecilia Saez – CPO API; Mike Shuckerow CLO API/CEO AFLLC

Date: March 15, 2021

Re: Compensation Adjustments – Mike Shuckerow

As per the approval email from API CEO Andrei Cherny at 10:31AM PT on 3/15/21 to the above recipients and cc’s, The following adjustments are:

(1)

A $40,000 immediate payment to Mike Shuckerow, CLO of API and CEO of AFLLC, for his added duties in 2020 and 2021 of the role of CEO of AFLLC. This is to paid for by AFLLC as a direct expense of the broker-dealer. The payment should be made in the payroll distributed to employees on 3/19/21.

(2)	An additional grant of 78,480 options is to be made to Mike Shuckerow, bringing his total options to 225,000.

(3)

An immediate correction to the cliff end date error in Carta on Mike Shuckerow’s initial 73,000 option grant should be adjusted as follows: Grant date October 14, 2019 – 1 year Cliff accelerated to end on March 26, 2020 with 25% vest, and remaining options vesting 1/36 over 36 months.

(4)	Extension of severance by two years from current end date of 3/26/2021 to 3/26/2023 and an increase of severance from 3 months of then current base salary to 4 months of then current base salary.

Aspiration Partners, Inc.

Aspiration Financial, LLC.

4551 Glencoe Avenue

Marina del Rey, California 90292

Offer of Employment

September 7, 2019

Mike Shuckerow

[***]

Dear Mike:

On behalf of Aspiration Partners (“Aspiration” or the “Company”), it is our pleasure to extend an offer of employment to you. The terms and conditions of the offer are stated below.

Title:	Chief Compliance Officer and General Counsel

Reporting:	Andrei Cherney, CEO

Location:	This position will be based out of our headquarters in southern California, currently in Marina del Rey. Per our agreement, you will have flexibility to work remotely up to 1/4 of the year, up to 13 weeks per annum.

Start Date:	October 14, 2019

Annual Salary:	You will receive an annual base salary of $270,000.00, to be paid every other Friday of the month, less applicable taxes and deductions. The salary for your first month of employment will be pro-rated based on your start date.

Bonus:	You will be eligible to participate in the annual bonus plan that will be rolled out in 2020. You will be eligible for a bonus up to 25% of your base compensation based upon achievement of targets determined by you and the CEO as well as the company’s overall performance against it’s set growth targets. You must be employed on the date the bonus is payable in order to be eligible to receive it, and the amount of the bonus that will be payable to you, if any, will be determined at the Company’s discretion based on the management bonus plan then in effect. The bonus plan and all other compensation programs are subject to change, amendment or termination at any time.

Withholding:	Wage payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

Equity:	We are pleased to offer you 73,000 options in Aspiration. Subject to the approval of the Company’s Board of Directors, you will be eligible for the award grant. Vesting of the units will be subject to the equity plan itself and contingent upon your continued employment with Aspiration. The current vesting schedule is over four years with 25% vesting at the one year anniversary of grant date, followed by 1/36th of the units vesting on a monthly basis for the remaining 3 years (36 months).

Relocation:

In order to offset your relocation to the west coast as well as your travel back and forth to the east coast, the company will offer up to $15,000.00 in assistance that can be applied toward the movement of your goods, flights, or other related expenses.

(should you leave our employ voluntarily or are terminated for cause within the first 12 months of your employment, you will be responsible for the repayment of the relocation payment.)

Benefits:	You will be entitled to participate in all employee benefit plans as generally offered by Aspiration from time to time in effect for employees of the Company. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Currently, the Company’s benefits include medical, dental, vision, life insurance plans, and a 401(k) savings plan. Aspiration reserves the right to alter its policies and/or amend the benefits at its sole discretion.

Paid Time Off:	The Company offers an unlimited time off policy.

Expenses:	The Company will reimburse you for normal and reasonable Company-related business expenses necessarily incurred to perform your job duties while employed with the Company, in accordance with the Company’s expense reimbursement policy as in existence from time to time, upon submission of appropriate documentation. You will be expected to reimburse the Company for any expenses that are not related to normal and reasonable Company business and that may have been paid by the Company.

At-Will Employment: Employees of the Company are employed “at will,” which means that you or the Company may end your employment for any reason, with or without cause, and with or without prior notice. While your salary, job title, reporting structure, duties, and other compensation and benefits may change from time to time in the Company’s discretion, the at-will nature of your employment may only be modified in a written agreement signed by you and the Company’s Chief Executive Officer.

Legal Work Authorization: In accordance with the Immigration Reform and Control Act of 1986, you must provide the Company with documents that establish your identity and eligibility for employment in the United States of America and therefore, this offer is contingent upon your providing such documentation.

Confidential Information and Restricted Activities. As a condition of your employment, you will be required to sign the Company’s standard Proprietary Information and Inventions Agreement (“Inventions Agreement”), no later than the first day of your employment. By signing this offer letter, you represent and warrant to Aspiration that your employment with the Company and fulfillment of the duties of your position will not breach or be in conflict with any other agreement you have with any former employer or other person or entity. You also represent and warrant that you are not subject to any legal obligation that would restrict or otherwise affect the performance of your duties and responsibilities to the Company. You agree that you will not bring with you, disclose or use on behalf of the Company any confidential or proprietary information of any former employer or other third party without that party’s consent. You will not, without prior written consent of Aspiration, participate in any other business or venture which is competitive with or of a nature similar to the business of Aspiration.

Job Duties. While employed by Aspiration, or continuing to receive compensation from Aspiration, you will be required to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company, and to abide by all Company policies and procedures in effect from time to time, including but not limited to the policies and procedures described in the Company Employee Handbook. By signing below, you agree that you will comply with these policies and procedures, and that you understand your employment can be terminated if you do not do so.

Contingencies. This employment offer is contingent upon successful completion of a background check, signing the Company’s Inventions Agreement, signing the Company’s Employee Handbook and at-will employment agreement, completing and agreeing to the Company’s new hire paperwork, and providing the Company with legally required proof of your identity and authorization to work in the United States.

Complete Agreement. In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, written or oral, with respect to the terms and conditions of your employment that are not set forth expressly in this offer letter.

Mike, we are excited about the prospect of you joining our team. Please confirm your acceptance of this offer by signing below and returning this letter no later than 10:00 AM Friday, September 13, 2019. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter is for your records. I look forward to discussing the Company’s offer with you in more detail should you have any questions.

Sincerely,

on behalf of Aspiration Partners

Ani Khachatoorian

VP, People

The foregoing terms and conditions are hereby accepted and agreed:

Name: Michael Shuckerow

Signature: /s/ Michael Shuckerow

Date: 09/10/2019

April 2, 2020

Mike Shuckerow

[***]

Dear Mike:

On behalf of Aspiration Partners, Inc. (“Aspiration” or the Company“), to update the terms of your employment as follows:

Title:	Chief Legal Officer and Chief Compliance Officer

Reporting:	Andrei Cherny, CEO

Location:	Marina del Rey CA. Per our agreement, you will have flexibility to work remote up to 1⁄4 of the year.

Effective Date:	March 26, 202

Annual Salary:	Your annual salary will increase to $357,500.00 less applicable withholding, and subject to periodic review and adjustment. This position is classified as full-time, exempt in accordance with federal and applicable state wage and hour laws. All wages will be paid in accordance with the Company’s standard payroll policies and practices, which is currently on a bi-weekly basis with paydays generally falling on every other Friday.

Annual Bonus:	You will be eligible for an annual bonus up to 20% of our base salary as a part of the discretionary executive bonus plan and will be based upon achievement of targets determined by you and the CEO as well as the company’s overall performance against set growth targets. You must be employed on the date the bonus is payable in order to be eligible to receive it, and the amount of the bonus that will be payable to you, if any, will be determined at the Company’s discretion based on the management bonus plan then in effect. The bonus plan and all other compensation programs are subject to change, amendment or termination at any time.

Special Bonus:	A one-time bonus of $50,000.00 will be paid in two equal installments of $25,000.00 on April 17, 2020 and again on May 15, 2020. The company may claw-back a pro-rata portion of the Special Bonus, only in the instance that employee voluntarily leaves the company or is terminated for cause prior to March 26, 2021.

Professional: Licensure:	At the discretion and determination of company, you agree, if necessary, to obtain insurance licenses applicable to Aspiration Insurance Agency, LLC by March 26, 2021.

Equity:	We are pleased to offer you 73,520 options (“New Grant”), which equates to $1,000,000 at Series C valuation, in addition to the original grant of 73,000 options (“Original Grant). Subject to the approval of the Company’s Board of Directors, you will receive the award grant. Vesting of the units will be subject to the equity plan itself and contingent upon your continued employment with Aspiration. In the event the next 409A valuation is less than the current Series C valuation, Aspiration agrees to consider, but is not obligated to, and additional grant of options to employee to cover the difference between the 409A valuation and $1,000,000. The “one-year anniversary of grant date” cliff in the Original Grant is accelerated to end on March 26, 2020, from the original end of the Cliff on October 14, 2020. The remaining options in the Original Grant will vest 1/36th monthly. The New Grant will have a one-year cliff beginning on the March 26, 2020 effective date of this agreement and vest 1/48th monthly thereafter.

Relocation:	The Relocation claw-back in the original September 7, 2019 Offer of Employment, is amended to expire on June 30, 2020.

Severance:	You will receive three (3) months of severance at your then current base compensation rate in the event of a layoff within your year of employment following the March 26, 202 effective date of this agreement.

Please confirm your acceptance of this offer by signing below and returning this letter no later than 10:00 AM Pacific Time April 11, 2020. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter is for your records.

Sincerely,

on behalf of Aspiration Partners

Ani Khachatoorian

VP, People

The foregoing terms and conditions are hereby accepted and agreed:

Name:	Michael Shuckerow

Name:	/s/ Michael Shuckerow

Date:	4/10/20